Exhibit (g)

[ FORM OF AMENDED AND RESTATED

INVESTMENT ADVISORY AND

ADMINISTRATIVE SERVICES

AGREEMENT ]

AMENDED AND RESTATED INVESTMENT ADVISORY AND

ADMINISTRATIVE SERVICES AGREEMENT

BETWEEN

KEATING CAPITAL, INC.

AND

KEATING INVESTMENTS, LLC

This Agreement (the “Agreement”) made this ____ day of _____, 2009, by and between KEATING CAPITAL, INC, a Maryland corporation (the “Company”), and KEATING INVESTMENTS, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Company is a recently organized non-diversified, closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, the Adviser is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Company desires to retain the Adviser to furnish investment advisory services to the Company and to provide for the administrative services necessary for the operation of the Company on the terms and conditions hereinafter set forth, and the Adviser wishes to be retained to provide such services;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1	Duties of the Adviser.

(a)           Retention of Adviser.  The Company hereby employs the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the Board of Directors of the Company (the “Board”), for the period and upon the terms herein set forth:

(i)
In accordance with the investment objective, policies and restrictions that are set forth in the Company’s Registration Statement on Form N-2 filed with the Securities and Exchange Commission (the “SEC”), on February 10, 2009, as amended or supplemented from time to time (the “Registration Statement”); and

(ii)
During the term of this Agreement in accordance with all applicable federal and state laws, rules and regulations, and the Company’s articles of incorporation and bylaws, in each case as amended from time to time (the “Charter Documents”),

(b)           Responsibilities of Adviser.  Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement:

(i)	Determine the composition and allocation of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes;

(ii)	Identify, evaluate and negotiate the structure of the investments made by the Company;

(iii)	Execute, monitor and service the Company’s investments;

(iv)	Determine the securities and other assets that the Company purchases, retains, or sells; and

(v)	Provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds.

(c)           Power and Authority. To facilitate the Adviser’s performance of these undertakings, but subject to the restrictions contained herein, the Company hereby delegates to the Adviser, and the Adviser hereby accepts, the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company.  In the event that the Company determines to acquire debt financing, the Adviser shall arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board.

(d)           Administrative Services.  Subject to the supervision, direction and control of the Board, the provisions of the Charter Documents, and applicable federal and state law, the Adviser shall perform, or cause to be performed by other persons, all administrative services in connection with the operation of the Company.  Without limiting the generality of the foregoing, the Adviser shall provide the Company with office facilities, equipment, clerical, bookkeeping and record keeping services at such facilities and such other services as the Adviser, subject to review by the Board of the Company, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement.  The Adviser shall also, on behalf of the Company, conduct relations with custodians, depositories, transfer agents, dividend disbursing agents, other stockholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable.  The Adviser shall make reports to the Board of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Company as it shall determine to be desirable.  The Adviser shall be responsible for the financial and other records that the Company is required to maintain and shall prepare reports to stockholders, and reports and other materials filed with the SEC.  In addition, the Adviser will assist the Company in determining and publishing the Company’s net asset value, overseeing the preparation and filing of the Company’s tax returns, and the printing and dissemination of reports to stockholders of the Company, and generally overseeing the payment of the Company’s expenses and the performance of administrative and professional services rendered to the Company by others.

(e)           Acceptance of Employment.  The Adviser hereby accepts such employment and agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein.

(f)           Sub-Advisers.  The Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder.  Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Company’s investment objective, policies and restrictions, and work, along with the Adviser, in sourcing, structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company, subject to the oversight of the Adviser and the Company.

(i)	The Adviser and not the Company shall be responsible for any compensation payable to any Sub-Adviser.

(ii)
Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act, including without limitation the requirements relating to Board and Company shareholder approval thereunder, and other applicable federal and state law.

(iii)
Any Sub-Adviser shall be subject to the same fiduciary duties imposed on the Adviser pursuant to this Agreement, the Investment Company Act and the Advisers Act, as well as other applicable federal and state law.

(g)           Independent Contractor Status.  The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(h)           Record Retention. Subject to review by and the overall control of the Board, the Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Company and shall specifically maintain all books and records with respect to the Company’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request or as may be required under applicable federal and state law, and shall make such records available for inspection by the Board and its authorized agents, at any time and from time to time during normal business hours.  The Adviser agrees that all records that it maintains for the Company are the property of the Company and shall surrender promptly to the Company any such records upon the Company’s request and upon termination of this Agreement pursuant to Section 8, provided that the Adviser may retain a copy of such records.

(i)           Administrator.  Subject to Section 1(k) below, the Adviser shall, upon by request by an official or agency administering the securities laws of a state, province, or commonwealth (an “Administrator”), submit to such Administrator the reports and statements required to be distributed to Company stockholders pursuant to this Agreement, the Registration Statement and applicable federal and state law.

(j)           Fiduciary Duty.  Subject to Section 1(k) below, it is acknowledged that:

(i)
The Adviser shall have a fiduciary responsibility for the safekeeping and use of all funds and assets of the Company, whether or not in the Adviser’s immediate possession or control.  The Adviser shall not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the Company.  The Adviser shall not, by entry into an agreement with any stockholder of the Company or otherwise, contract away the fiduciary obligation owed to the Company and the Company stockholders under common law.

(ii)
The Chief Executive Officer and Chief Operating Officer of the Adviser shall have at least three years’ relevant experience demonstrating the knowledge and experience to acquire and manage the type of assets being acquired and shall have not less than four years relevant experience in the kind of services being rendered or otherwise must demonstrate sufficient knowledge and experience to perform the services proposed.  The Board of Directors shall determine whether any successor Adviser possesses sufficient qualifications to perform the advisory function for the Company and whether compensation provided for in its content with the Company is justified.

(k)           Applicability.  Sections 1(i) and (j) above shall not apply, and shall be of no force or effect, if and to the extent the shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), are qualified as “covered securities,” within the meaning of Section 18 of the Securities Act of 1933, as amended (the “Securities Act”).

2	Company’s Responsibilities and Expenses Payable by the Company.

(a)           Adviser Personnel.  All personnel of the Adviser, when and to the extent engaged in providing investment advisory services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser, and not by the Company.

(b)           Costs.  Subject to the limitations on reimbursement set forth in Section 2(c) below, to the extent applicable, the Company, either directly or through reimbursement to the Adviser, shall bear all other costs and expenses of its operations and transactions, including (without limitation) fees and expenses relating to: expenses deemed to be “organization and offering expenses” of the Company for purposes of Conduct Rule 2810(a)(12) of the Financial Industry Regulatory Authority (for purposes of this Agreement, such expenses, exclusive of commissions, the dealer manager fee and any discounts, are hereinafter referred to as “Organization and Offering Expenses”); amounts paid to third parties for administrative services; the investigation and monitoring of the Company’s investments; the cost of calculating the Company’s net asset value; the cost of effecting sales and repurchases of shares of the Company’s common stock and other securities; management and incentive fees payable pursuant to the investment advisory agreement; fees payable to third parties relating to, or associated with, making investments and valuing investments (including third-party valuation firms), transfer agent and custodial fees, fees and expenses associated with marketing efforts (including attendance at investment conferences and similar events); the salary, bonus and benefits payable to the Company’s Chief Financial Officer, Chief Compliance Officer, and administrative support staff; federal and state registration fees; all costs of registration and listing the Company’s shares on any securities exchange, including any exchange listing fees; federal, state and local taxes; Independent Directors’ fees and expenses; brokerage commissions; costs of proxy statements; stockholders’ reports and notices; costs of preparing government filings, including periodic and current reports with the SEC; fidelity bond, directors and officers/errors and omissions liability insurance and any other insurance premiums; direct costs such as printing, mailing, long distance telephone, staff, independent accountants and outside legal costs; and all other expenses incurred by the Company in connection with administering the Company’s business, including the Company’s allocable portion of rent.

Notwithstanding the foregoing, the Adviser shall reimburse the Company for any portion of the aggregate Organizational and Offering Expenses associated with an offering of securities by the Company that, together with any sales loads, dealer manager fees or commissions paid in connection with such offering, exceeds fifteen percent (15%) of the aggregate gross proceeds of such offering, as measured upon completion of such offering; provided, that no reimbursement shall be payable by the Adviser to the Company hereunder to the extent the Company elects not to proceed with a proposed offering after expenses have been incurred in connection therewith.

(c)           Limitations on Reimbursement of Expenses.

(i)
In addition to the compensation paid to the Adviser pursuant to Section 3, the Company shall reimburse the Adviser for all expenses of the Company incurred by the Adviser as well as the actual cost of goods and services used for or by the Company and obtained from entities not affiliated with the Adviser.  The Adviser may be reimbursed for the administrative services performed by it on behalf of the Company; provided, however, the reimbursement shall be an amount equal to the lower of the Adviser’s actual cost or the amount the Company would be required to pay third parties for the provision of comparable administrative services in the same geographic location; and provided, further, that such costs are reasonably allocated to the Company on the basis of assets, revenues, time records or other method conforming with generally accepted accounting principles.  No reimbursement shall be permitted for services for which the Adviser is entitled to compensation by way of a separate fee.  Excluded from the allowable reimbursement shall be:

(A)	Rent or depreciation, utilities, capital equipment, and other administrative items solely of the Adviser; and

(B)
Salaries, fringe benefits, travel expenses and other administrative items incurred or allocated to any executive officer or board member of the Adviser (or any individual performing such services) or a holder of ten percent (10%) or greater equity interest in the Adviser (or any person having the power to direct or cause the direction of the Adviser, whether by ownership of voting securities, by contract or otherwise) for services rendered solely to the Adviser.

(ii)
Section 2(c)(i) above shall not apply, and shall be of no force or effect, if and to the extent the shares of the Company’s Common Stock are qualified as “covered securities,” within the meaning of Section 18 of the Securities Act.

(d)           Periodic Reimbursement.  Expenses incurred by the Adviser on behalf of the Company and payable pursuant to this Section 2 shall be reimbursed periodically but no less than quarterly to the Adviser.  The Adviser shall prepare a statement documenting the expenses of the Company and the calculation of the reimbursement and shall deliver such statement to the Company prior to full reimbursement.

3              Compensation of the Adviser.

The Company agrees to pay, and the Adviser agrees to accept, as compensation for the investment advisory services provided by the Adviser hereunder, a base management fee (“Base Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth.  The Adviser may agree to temporarily or permanently waive, in whole or in part, the Base Management Fee and/or the Incentive Fee.  See Appendix A for examples of how the Incentive Fees are calculated.

(a)           Base Management Fee.  The Base Management Fee shall be calculated at an annual rate of two percent (2%) of the Company’s gross assets.  The Base Management Fee shall be payable monthly in arrears, and shall be calculated based on the value of the Company’s gross assets at the end of the most recently completed calendar quarter and appropriately adjusted for any equity capital raises or repurchases during the current calendar quarter.  The Base Management Fee for any partial month or quarter shall be appropriately pro rated.  The Base Management Fee shall begin accruing on the day immediately following  the final closing of the sale of the Company’s securities under the Registration Statement.

(b)           Incentive Fee.  The Incentive Fee shall be determined and payable in arrears as of the end of each calendar year (and upon termination of this Agreement, as set forth below), commencing with the calendar year ending December 31, 2008.

The Incentive Fee for a calendar year shall be an amount equal to twenty percent (20%) of the Company’s realized capital gains, if any, on a cumulative basis from inception through the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid Incentive Fees, with respect to each of the investments in the Company’s portfolio; provided that the Incentive Fee determined as of December 31, 2008 will be calculated for a period of shorter than twelve calendar months to take into account any realized capital gains computed net of all realized capital losses and unrealized capital depreciation from inception. In the event that this Agreement shall terminate as of a date that is not a calendar year end, the termination date shall be treated as though it were a calendar year end for purposes of calculating and paying the Incentive Fee.

An example setting forth the operation of the Incentive Fee is attached as Appendix A.

4	Brokerage Commissions, Limitations on Front End Fees; Period of Offering; Assessments

(a)           Brokerage Commissions.  The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and constitutes the best net results for the Company.

(b)           Limitations.  Subject to Section 4(c) below, notwithstanding anything herein to the contrary:

(i)
All fees and expenses paid by any party for any services rendered to organize the Company and to acquire assets for the Company, including Organization and Offering Expenses, Acquisition Fees, and Acquisition Expenses, as defined in the Charter Documents (“Front End Fees”), shall be reasonable and shall not exceed eighteen percent (18%) of the gross offering proceeds, regardless of the source of payment.  Any reimbursement to the Adviser or any other person for deferred Organization and Offering Expenses, including interest thereon, if any, will be included within this eighteen percent (18%) limitation.

(ii)
The Adviser shall commit at least eighty-two percent (82%) of the gross offering proceeds towards the investment or reinvestment of assets and reserves as set forth in Section 5(d) below on behalf of the Company.  The remaining proceeds may be used to pay Front End Fees.

(iii)
All items of compensation to underwriters or dealers, including, but not limited to, selling commissions, expenses, rights of first refusal, consulting fees, finders’ fees and all other items of compensation of any kind or description paid by the Company, directly or indirectly, shall be taken into consideration in computing the amount of allowable Front End Fees.

(c)           Applicability.  Section 4(b) above shall not apply, and shall be of no force or effect, if and to the extent the shares of the Company’s Common Stock are qualified as “covered securities,” within the meaning of Section 18 of the Securities Act.

5	Covenants of the Adviser

(a)           Adviser Status.  The Adviser covenants that it has registered as an investment adviser under the Advisers Act and will maintain such registration.  The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

(b)           Reports to Stockholders.  Subject to Section 5(g) below, the Adviser shall prepare or shall cause to be prepared and distributed to stockholders during each year the following reports of the Company (either included in a periodic report filed with the SEC or distributed in a separate report):

(i)
Quarterly Reports.  Within 60 days of the end of each quarter, a report containing the same financial information contained in the Company’s Quarterly Report on Form 10-Q filed by the Company under the Securities Exchange Act of 1934, as amended.

(ii)	Annual Report. Within 120 days after the end of the Company’s fiscal year, an annual report containing:

(A)
A balance sheet as of the end of each fiscal year and statements of income, equity, and cash flow, for the year then ended, all of which shall be prepared in accordance with generally accepted accounting principals and accompanied by an auditor’s report containing an opinion of an independent certified public accountant;

(B)	A report of the activities of the Company during the period covered by the report;

(C)	Where forecasts have been provided to the Company’s shareholders, a table comparing the forecasts previously provided with the actual results during the period covered by the report;

(D)
A report setting forth distributions by the Company for the period covered thereby and separately identifying distributions from (i) cash flow from operations during the period; (ii) cash flow from operations during a prior period which have been held as reserves; (iii) proceeds from disposition of Company assets; and (iv) reserves from the gross proceeds of the offering originally obtained from the stockholders.

(iii)
Deferred Payments.  If stock has been purchased on a deferred payment basis, on which there remains an unpaid balance during any period covered by any report required by subsections (i) and (ii) above; then such report shall contain a detailed statement of the status of all deferred payments, actions taken by the Company in response to any defaults, and a discussion and analysis of the impact on capital requirements of the Company.

(iv)
Previous Reimbursement Reports.  The Adviser shall prepare or shall cause to be prepared a report, prepared in accordance with the American Institute of Certified Public Accountants United States Auditing Standards relating to special reports, and distributed to stockholders not less than annually, containing an itemized list of the costs reimbursed to the Adviser pursuant to Section 2(c) for the previous fiscal year.  The special report shall at a minimum provide:

(A)	A review of the time records of individual employees, the costs of whose services were reimbursed; and

(B)	A review of the specific nature of the work performed by each such employee.

(v)
Proposed Reimbursement Reports.  The Adviser shall prepare or shall cause to be prepared a report containing an itemized estimate of all proposed expenses for which it shall receive reimbursements pursuant to Section 2(c) of this Agreement for the next fiscal year, together with a breakdown by year of such expenses reimbursed in each of the last five public programs formed by the Adviser.

(c)           Reports to Administrators.  Subject to Section 5(g) below, the Adviser shall, upon written request of any Administrator, submit any of the reports and statements to be prepared and distributed by it pursuant to this Section (b) to such Administrator.

(d)           Reserves.  Subject to Section 5(g) below, in performing its duties hereunder, the Adviser shall cause the Company to provide for adequate reserves for normal replacements and contingencies (but not for payment of fees payable to the Adviser hereunder) by causing the Company to retain a reasonable percentage of not less than one percent (1%) of the proceeds from offerings and revenues.

(e)           Recommendations Regarding Reviews.  Subject to Section 5(g) below, from time to time and not less than quarterly, the Adviser must review the Company’s accounts to determine whether cash distributions are appropriate. The Company may, subject to authorization by the Board of Directors, distribute pro rata to the stockholders funds received by the Company which the Adviser deems unnecessary to retain in the Company. The Board of Directors may authorize the Company to declare and pay to stockholders such distributions in cash or other assets of the Company or in securities of the Company or from any other source as the Board of Directors in its discretion shall determine. In no event, however, shall funds be advanced or borrowed for the purpose of distributions, if the amount of such distributions would exceed the Company’s accrued and received revenues for the previous four quarters, less paid and accrued operating costs. Distributions in kind shall not be permitted, except for distributions of readily marketable securities, distributions of beneficial interests in a liquidating trust established for the dissolution of the Company and the liquidation of its assets in accordance with the terms of the charter or distributions in which (i) the Board of Directors advises each stockholder of the risks associated with direct ownership of the property, (ii) the Board of Directors offers each stockholder the election of receiving such in-kind distributions, and (iii) in-kind distributions are made only to those stockholders that accept such offer.

(f)           Temporary Investments.  Subject to Section 5(g) below, the investment adviser shall, in its sole discretion, temporarily place proceeds from offerings by the Company into short term, highly liquid investments which, in its reasonable judgment, afford appropriate safety of principal during such time as it is determining the composition and allocation of the portfolio of the Company and the nature, timing and implementation of any changes thereto pursuant to Section 1(b); provided however, that the Investment adviser shall be under no fiduciary obligation to select any such short-term, highly liquid investment based solely on any yield or return of such investment.  The Investment adviser shall cause any proceeds of the offering of Company securities not committed for investment within the later of two years from the date of effectiveness of the Registration Statement or one year from termination of the offering, unless a longer period is permitted by the applicable Administrator, to be paid as a distribution to the stockholders of the Company as a return of capital without deduction of Front End Fees.

(g)           Applicability. Sections 5(b), (c), (d), (e) and (f) above shall not apply, and shall be of no force or effect, if and to the extent the shares of the Company’s Common Stock are qualified as “covered securities,” within the meaning of Section 18 of the Securities Act.

6	Other Activities of the Adviser.

The services of the Adviser to the Company are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, so long as its services to the Company hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, member (including its members and the owners of its members), officer or employee of the Adviser to engage in any other business or to devote his time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law).  The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that Directors, officers, and stockholders of the Company are or may become interested in the Adviser and its affiliates, as Directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and Directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Company as stockholders or otherwise.

7	Responsibility of Dual Directors, Officers and/or Employees.

If any person who is a manager, partner, member, officer or employee of the Adviser is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, member, officer and/or employee of the Adviser shall be deemed to be acting in such capacity solely for the Company, and not as a manager, partner, member, officer or employee of the Adviser or under the control or direction of the Adviser, even if paid by the Adviser.

8	Indemnification.

(a)           Indemnification.  The Adviser (and its officers, managers, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser) (collectively, the “Indemnified Parties”) shall not be liable to the Company for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company, except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services, and the Company shall indemnify the Indemnified Parties and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company.  Notwithstanding the preceding sentence of this Section 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement.

(b)           Limitations on Indemnification.  Subject to Section 8(d) below, notwithstanding Section 8(a) to the contrary, the Company shall not provide for indemnification of the Indemnified Parties for any liability or loss suffered by the Indemnified Parties, nor shall the Company provide that any of the Indemnified Parties be held harmless for any loss or liability suffered by the Company, unless all of the following conditions are met:

(i)	The Indemnified Party has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Company;

(ii)	The Indemnified Party was acting on behalf of or performing services for the Company;

(iii)	Such liability or loss was not the result of negligence or misconduct by the Indemnified Party; and

(iv)	Such indemnification or agreement to hold harmless is recoverable only out of the Company’s net assets and not from stockholders.

Furthermore, the Indemnified Party shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless one or more of the following conditions are met:

(i)	There has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee;

(ii)	Such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or

(iii)
A court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and related costs should be made, and the court of law considering the request for indemnification has been advised of the position of the SEC and the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.

(c)           Advancement of Funds.  Subject to Section 8(d) below, the Company shall be permitted to advance funds to the Indemnified Party for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought only if all of the following conditions are met:

(i)	The legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company;

(ii)
The legal action is initiated by a third party who is not a Company stockholder, or the legal action is initiated by a Company stockholder and a court of competent jurisdiction specifically approves such advancement; and

(iii)
The Indemnified Party undertakes to repay the advanced funds to the Company, together with the applicable legal rate of interest thereon, in cases in which the Indemnified Party is not found to be entitled to indemnification.

(d)           Applicability. Sections 8(b) and (c) above shall not apply, and shall be of no force or effect, if and to the extent the shares of the Company’s Common Stock are qualified as “covered securities,” within the meaning of Section 18 of the Securities Act.

9	Effectiveness, Duration and Termination of Agreement.

(a)           Term and Effectiveness.  This Agreement shall become effective as of the date above written.  This Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Company; and (ii) the vote of a majority of the Company’s Directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

(b)           Termination.  This Agreement may be terminated at any time, without the payment of any penalty, by (a) the Company upon 60 days’ written notice to the Adviser, (i) upon the vote of a majority of the outstanding voting securities of the Company, or (ii) by the vote of the Company’s Independent Directors; or (b) by the Adviser upon 120 days’ written notice to the Company.  If the Adviser voluntarily terminates the Agreement, it shall be responsible for all expenses incurred as a result of its withdrawal. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act).  The provisions of Section 8 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

(c)           Payments to and Duties of Adviser Upon Termination.

(i)
After the termination of this Agreement, the Adviser shall not be entitled to compensation for further services provided hereunder except that it shall be entitled to receive from the Company within 30 days after the effective date of such termination all unpaid reimbursements and all earned but unpaid fees payable to the Adviser prior to termination of this Agreement.

(ii)	The investment adviser shall promptly upon termination:

(A)
Deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(B)	Deliver to the Board all assets and documents of the Company then in custody of the investment adviser; and

(C)	Cooperate with the Company to provide an orderly management transition.

(d)           Other Matters.  Subject to Section 9(e) below, without the approval of holders of a majority of the shares entitled to vote on the matter, the Adviser shall not: (i) amend the Investment Advisory Agreement except for amendments that do not adversely affect the interests of the stockholders; (ii) voluntarily withdraw as the Adviser unless such withdrawal would not affect the tax status of the Company and would not materially adversely affect the stockholders; (iii) appoint a new Adviser; (iv) sell all or substantially all of the Company’s assets other than in the ordinary course of the Company’s business; or (v) cause the merger or other reorganization of the Company.

(e)           Applicability.  Section 9(d) above shall not apply, and shall be of no force or effect, if and to the extent the shares of the Company’s Common Stock are qualified as “covered securities,” within the meaning of Section 18 of the Securities Act.

10	Conflicts of Interests and Prohibited Activities.

(a)           Sales and Leases to Company.  Subject to Section 10(j) below, the Company shall not purchase or lease assets in which the Adviser or any Affiliate, as that term is defined in Section 11(c) below, thereof has an interest unless all of the following conditions are met: (i) the transaction is fully disclosed to the stockholders either in a periodic report filed with the SEC or otherwise; and (ii) the assets are sold or leased upon terms that are reasonable to the Company and at a price not to exceed the lesser of cost or fair market value as determined by an independent expert. Notwithstanding anything to the contrary in this Section 10(a),  the Adviser may purchase assets in its own name (and assume loans in connection therewith) and temporarily hold title thereto, for the purposes of facilitating the acquisition of the assets, the borrowing of money, obtaining financing for the Company, or the completion of construction of the assets, provided that all of the following conditions are met: (i) the assets are purchased by the Company at a price no greater than the cost of the assets to the Adviser; (ii) all income generated by, and the expenses associated with, the assets so acquired shall be treated as belonging to the Company; and (iii) there are no other benefits arising out of such transaction to the Adviser apart from compensation otherwise provided for in this Agreement.

(b)           Sales and Leases to the Adviser, Directors or Affiliates.  Subject to Section 10(j) below, the Company shall not sell assets to the Adviser or any Affiliate thereof unless such sale is duly approved by the holders of a majority of the outstanding voting securities of the Company.  The Company shall not lease assets to the Adviser or any director or Affiliate thereof unless all of the following conditions are met: (i) the transaction is fully disclosed to the stockholders either in a periodic report filed with the SEC or otherwise; and (ii) the terms of the transaction are fair and reasonable to the Company.

(c)           Loans.  Subject to Section 10(j) below, except for the advancement of funds pursuant to Sections 8(b) and 8(c) above, no loans, credit facilities, credit agreements or otherwise shall be made by the Company to the Adviser or any Affiliate thereof.

(d)           Commissions on Financing, Refinancing or Reinvestment.  Subject to Section 10(j) below, except as provided in this Agreement, the Company shall not pay, directly or indirectly, a commission or fee to the Adviser or any Affiliate thereof (except as otherwise specified in this Section 10) in connection with the reinvestment of cash flow from operations and available reserves or of the proceeds of the resale, exchange or refinancing of assets.

(e)           Other Transactions.  Subject to Section 10(j) below, the Company shall not engage in any other transaction with the Adviser or a director or Affiliate thereof unless (i) such transaction complies with the North American Securities Administrators Association Omnibus Guidelines and all applicable law; and (ii) a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in such transaction approve such transaction as fair and reasonable to the Company and on terms and conditions not less favorable to the Company than those available from non-Affiliated third parties.

(f)           Lending Practices.  Subject to Section 10(j) below, on financing made available to the Company by the Adviser, the Adviser may not receive interest in excess of the lesser of the Adviser’s cost of funds or the amounts that would be charged by unrelated lending institutions on comparable loans for the same purpose.  The Adviser shall not impose a prepayment charge or penalty in connection with such financing and the Adviser shall not receive points or other financing charges.  The Adviser shall be prohibited from providing permanent financing for the Company.  For purposes of this Section 10(f), “permanent financing” shall mean any financing with a term in excess of 12 months.

(g)           No Exclusive Agreement.  Subject to Section 10(j) below, the Adviser is not hereby granted or entitled to an exclusive right to sell or exclusive employment to sell assets for the Company.

(h)           Rebates, Kickbacks and Reciprocal Arrangements. Subject to Section 10(j) below,

(i)	The Adviser agrees that it shall not:

(A)	Receive or accept any rebate, give-up or similar arrangement that is prohibited under applicable federal or state securities laws;

(B)	Participate in any reciprocal business arrangement that would circumvent provisions of applicable federal or state securities laws governing conflicts of interest or investment restrictions; or

(C)	Enter into any agreement, arrangement or understanding that would circumvent the restrictions against dealing with affiliates or promoters under applicable federal or state securities laws.

(ii)
The Adviser agrees that it shall not directly or indirectly pay or award any fees or commissions or other compensation to any person or entity engaged to sell the Company’s stock or give investment advice to a potential stockholder; provided, however, that this subsection shall not prohibit the payment of a registered broker-dealer or other properly licensed agent from sales commissions for selling or distributing the Company’s common stock.

(i)           Commingling.  Subject to Section 10(j) below, the Adviser covenants that it shall not permit or cause to be permitted the Company’s funds from being commingled with the funds of any other entity.  Nothing in this Subsection (j) shall prohibit the Adviser from establishing a master fiduciary account pursuant to which separate sub-trust accounts are established for the benefit of affiliated programs, provided that the Company’s funds are protected from the claims of other programs and creditors of such programs.

(j)           Applicability. Sections 10(a), (b), (c), (d), (e), (f), (g), (h) and (i) above shall not apply, and shall be of no force or effect, if and to the extent the shares of the Company’s Common Stock are qualified as “covered securities,” within the meaning of Section 18 of the Securities Act.

11	Other Goods and Services.

(a)           Provision of Services.  In addition to the services to be provided under the Investment Advisory Agreement, the Company may accept goods or other services provided by the Adviser in connection with the operation of assets, provided that (i) the Adviser, as a fiduciary, determines such self-dealing arrangement is in the best interest of the Company; (ii) the terms pursuant to which all such goods or services are provided to the Company by the Adviser shall be embodied in a written contract, the material terms of which must be fully disclosed to the stockholders; (iii) the contract may only be modified with approval of holders of a majority of the outstanding voting securities of the Company; and (iv) the contract shall contain a clause allowing termination without penalty on 60 days’ notice.  Without limitation to the foregoing, arrangements to provide such goods or other services must meet all of the following criteria: (i) the Adviser must be independently engaged in the business of providing such goods or services to persons other than its Affiliates and at least thirty-three percent (33%) of the Adviser’s associated gross revenues must come from persons other than its Affiliates; (ii) the compensation, price or fee charged for providing such goods or services must be comparable and competitive with the compensation, price or fee charged by persons other than the Adviser and its Affiliates in the same geographic location who provide comparable goods or services which could reasonably be made available to the Company; and (iii) except in extraordinary circumstances, the compensation and other material terms of the arrangement must be fully disclosed to the stockholders.  Extraordinary circumstances are limited to instances when immediate action is required and the goods or services are not immediately available from persons other than the Adviser and its Affiliates.

(b)           Limitations.  Notwithstanding the foregoing clause (a), if the Adviser is not engaged in the business to the extent required by such clause, the Adviser may provide to the Company other goods and services if all of the following additional conditions are met: (i) the Adviser can demonstrate the capacity and capability to provide such goods or services on a competitive basis; (ii) the goods or services are provided at the lesser of cost or the competitive rate charged by persons other than the Adviser and its Affiliates in the same geographic location who are in the business of providing comparable goods or services; (iii) the cost is limited to the reasonable necessary and actual expenses incurred by the Adviser on behalf of the Company in providing such goods or services, exclusive of expenses of the type which may not be reimbursed under applicable federal or state securities laws and (iv) expenses are allocated in accordance with generally accepted accounting principles and are made subject to any special audit required by applicable federal and state securities laws.

(c)           The term “Affiliate” shall mean, with respect to any Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent (10%) or more of the outstanding voting securities of such other Person; (ii) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

12	Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

13	Amendments.

This Agreement may be amended by mutual consent, but the consent of the Company must be obtained in conformity with the requirements of the Investment Company Act.

14	Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.  Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York.  For so long as the Company is regulated as a business development company under the Investment Company Act, this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

KEATING CAPITAL, INC.

By:
Name: Timothy J. Keating
Title: President and Chief Executive Officer

KEATING INVESTMENTS, LLC

By:
Name: Timothy J. Keating
Title: Managing Member

APPENDIX A

The following table sets forth various examples of the calculation of the Incentive Fee based on different levels of realized and unrealized gains and losses over a period of years.  These calculations are based on the different assumptions set forth in the table:

Examples of Annual Incentive Fee for Capital Gains (all dollar amounts in millions)
Example 1

Year	Investment Description	Incentive Fee	Explanatory comments

1	Invested $5 in Company A stock and $10 in Company B stock.	$0	No incentive fee since as there are realized gains.
2	Sold Company A stock for $15 ($10 realized gain). Fair value of Company B stock at $20 ($10 unrealized gain)	$2.0	Incentive fee equals 20% of $10 realized gains. Unrealized gains do not affect calculation.
3	Fair value of Company B stock at $8 ($2 unrealized loss).	$0	No incentive fee as there are only unrealized loss in the year.
4	Sold Company B stock for $12 ($2 realized gain).	$0.4	Incentive fee equals 20% of cumulative realized gains of $12, or $2.4, less previously paid incentive fee of $2.

Example 2

Year	Investment Description	Incentive Fee	Explanatory comments

1	Invested $20 in Company A stock, $30 in Company B stock and $25 in Company C stock	$0	No incentive fee as there are no realized gains.
2	Sold Company A stock for $50 (realized gain $30). Fair value of Company B stock at $25 ($5 unrealized loss). Fair value of Company C stock at $25 (no unrealized gain or loss).	$5.0	Incentive fee equals 20% of $25 (which is the $30 realized gains less the $5 unrealized loss).
3	Sold Company C stock for $30 ($5 realized gain). Fair value of Company B stock at $27 ($3 unrealized loss)	$1.4	Incentive fee equals 20% of $32 (which is the $35 of realized gains less the $3 of unrealized losses), reduced by the $5 previously paid incentive fee.
4	Fair value of Company B stock at $35 ($5 unrealized gain).	$0	No incentive fee as there are no realized gains in year.
5	Sold Company B stock for $20 ($10 realized loss).	$0	No incentive fee as the 20% incentive fee on $25 (which is the $35 cumulative realized gains less the $10 realized losses) exceeds the $6.4 previously paid incentive fee.